Exhibit 99.1

FOR IMMEDIATE RELEASE		November 2, 2012
Media Contact:	Alan Bunnell, (602) 250-3376
Analyst Contact:	Rebecca Hickman, (602) 250-5668
Website:	pinnaclewest.com

PINNACLE WEST REPORTS THIRD-QUARTER EARNINGS

•                  Cooler-than-normal weather versus record-breaking temperatures in the same period last year results in lower retail sales

•                  2012 regulatory settlement contributes to improved financial results while keeping average residential customer bills flat

•                  Company remains focused on operational excellence and continuous improvement

PHOENIX — Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated on-going earnings of $244.8 million, or $2.21 per diluted share of common stock, for the quarter ended September 30, 2012. This result compares with on-going earnings of $245.8 million, or $2.24 per share, in the same 2011 period. The Company’s consolidated net income attributable to common shareholders for the 2012 third quarter was $244.8 million, or $2.21 per diluted share, compared with net income of $255.4 million, or $2.32 per share, for the same quarter a year ago.

On-going earnings exclude results of discontinued operations substantially related to the Company’s former energy services business. A reconciliation of reported earnings to on-going earnings is provided at the end of this release.

“Arizona Public Service’s most important accomplishment — especially during the hot Arizona summer months — is maintaining the high quality of service and reliability our customers expect of us,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “During the quarter, our generation fleet performed well, our customers experienced fewer outages, and our employees provided high quality service. At the same time, disciplined cost management remained a central theme at our Company and is a key to future earnings improvement.”

Brandt added that the third-quarter results demonstrate the positive value of employees’ focus on operational excellence, as well as the broadly supported retail rate settlement implemented this summer. “The average residential customer benefitted from a decision that kept their overall rates flat in 2012, while still allowing the Company the opportunity to earn a reasonable return for investors,” he said.

The third-quarter on-going results comparison was affected by the following negative factors:

•                  The effects of weather variations decreased the Company’s earnings by $0.17 per share following an abnormally hot summer in 2011. The average high temperature in the 2012 third quarter was slightly below normal at 103.2 degrees, while the average high temperature in the same 2011 period was 106.4 degrees. As a result, the return to more conventional weather patterns contributed to a 15 percent reduction in cooling degree-days (a proxy for the effects of weather) in the 2012 period versus a year ago.

•                  Increased operations and maintenance expenses impacted earnings by $0.10 per share compared with the prior-year period. The expense increase primarily consisted of an increase in employee benefit costs; beginning of amortization of pension and other post-retirement benefits in 2012 compared with deferral of such costs in 2011 pursuant to the Company’s retail regulatory settlements; and higher fossil generation costs as a result of more planned maintenance being completed in the current-year quarter than in the same quarter a year ago. The O&M variance excludes costs associated with renewable energy, demand side management and similar regulatory programs, which are largely offset by comparable amounts of operating revenues.

•                  The absence of certain items that reduced the Company’s effective income tax rate in 2011 reduced results by $0.09 per share.

•                  A decrease in retail electricity sales — excluding the effects of weather variations — reduced results $0.02 per share. The sales decrease was primarily related to the impacts of customer conservation and energy efficiency and distributed renewable generation initiatives. However, modest customer growth of about 1.2 percent quarter-over-quarter helped offset the lower sales.

These factors were largely offset by the following positive items:

•                  The Company’s 2012 regulatory settlement, which included a retail non-fuel base rate increase, improved earnings by $0.21 per share. However, overall rates for the average residential customer did not change because the non-fuel base rate increase was offset by other rate changes.  The settlement became effective July 1, 2012.

•                  Higher transmission revenues improved earnings by $0.09 per share, primarily because of a retail transmission rate increase implemented in August 2012.

•                  Lower infrastructure-related costs increased earnings by $0.04 per share, related to lower depreciation and amortization, primarily attributable to the operating license extensions at the Palo Verde Nuclear Generating Station in 2011; and decreased interest expense due to lower debt balances and interest rates. These lower costs were partially offset by higher property taxes.

•                  The net effect of other miscellaneous factors positively impacted results by $0.01 per share.

Arizona Public Service Co., the Company’s principal subsidiary, reported 2012 third-quarter net income attributable to common shareholder of $247.8 million versus earnings of $246.3 million for the comparable 2011 quarter.

Financial Outlook

Pinnacle West continues to expect its 2012 consolidated on-going earnings will be in the range of $3.35 to $3.50 per diluted share. Key factors and assumptions underlying the outlook remain unchanged, except for the following:

•                  Weather assumptions have been updated to reflect actual weather through the 2012 third quarter and normal weather patterns for remainder of the year; and

•                  Anticipated operating expenses (operations and maintenance, excluding costs for Renewable Energy Standard and similar regulatory programs; depreciation and amortization; and taxes other than income taxes) have been reduced to a range of $1.32 billion to $1.35 billion, a decrease from the previous range of $1.33 billion to $1.36 billion.

Longer-term, the Company’s goal is to achieve a consolidated earned return on average common equity of at least 9.5 percent annually in 2012 through 2015. Key factors and assumptions underlying the outlook can be found in the third-quarter 2012 earnings presentation slides on the Company’s website at pinnaclewest.com/investors.

Conference Call and Web Cast

Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s 2012 third-quarter results, as well as recent developments, at 12 noon ET (9 a.m. AZ time) today, November 2. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:59 p.m. (ET), Friday, November 9, 2012, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering conference ID number 401419.

General Information

Pinnacle West Capital, an energy holding company based in Phoenix, has consolidated assets of about $13.5 billion, more than 6,300 megawatts of generating capacity and about 6,700 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the Company provides retail electricity service to more than 1.1 million Arizona homes and businesses. For more information about Pinnacle West, visit the Company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

PINNACLE WEST CAPITAL CORPORATION

NON-GAAP FINANCIAL MEASURE RECONCILIATION

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS

(GAAP MEASURE) TO ON-GOING EARNINGS (NON-GAAP FINANCIAL MEASURE)

	Three Months Ended Sept. 30, 2012		Three Months Ended Sept. 30, 2011
	Dollars in Millions	Diluted EPS	Dollars in Millions	Diluted EPS

Net Income Attributable to Common Shareholders	$244.8	$2.21	$255.4	$2.32
Less: Income from Discontinued Operations	—	—	(9.6)	(0.08)
On-going Earnings	$244.8	$2.21	$245.8	$2.24

NON-GAAP FINANCIAL INFORMATION

In this press release, we refer to “on-going earnings.” On-going earnings is a “non-GAAP financial measure,” as defined in accordance with SEC rules. We believe on-going earnings provide investors with a useful indicator of our results that is comparable among periods because it excludes the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings, or similar concepts, to measure our performance internally in reports for management.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on our current expectations, including statements regarding our earnings guidance and financial outlook and goals. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements.  A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS.  These factors include, but are not limited to:

•                  our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;

•                  variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•                  power plant and transmission system performance and outages;

•                  volatile fuel and purchased power costs;

•                  fuel and water supply availability;

•                  our ability to achieve timely and adequate rate recovery of our costs, including returns on debt and equity capital;

•                  regulatory and judicial decisions, developments and proceedings;

•                  new legislation or regulation including those relating to environmental requirements and nuclear plant operations;

•                  our ability to meet renewable energy and energy efficiency mandates and recover related costs;

•                  risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;

•                  competition in retail and wholesale power markets;

•                  the duration and severity of the economic decline in Arizona and current real estate market conditions;

•                  the cost of debt and equity capital and the ability to access capital markets when required;

•                  changes to our credit ratings;

•                  the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•                  the liquidity of wholesale power markets and the use of derivative contracts in our business;

•                  potential shortfalls in insurance coverage;

•                  new accounting requirements or new interpretations of existing requirements;

•                  generation, transmission and distribution facility and system conditions and operating costs;

•                  the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;

•                  the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations;

•                  technological developments affecting the electric industry; and

•                  restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2012	2011	2012	2011

Operating Revenues	$1,109,475	$1,124,841	$2,608,682	$2,573,487

Operating Expenses
Fuel and purchased power	302,894	337,896	783,926	793,952
Operations and maintenance	220,729	210,035	647,628	675,654
Depreciation and amortization	100,353	106,350	301,068	319,550
Taxes other than income taxes	36,507	34,223	120,271	112,002
Other expenses	1,022	1,320	5,323	4,536
Total	661,505	689,824	1,858,216	1,905,694

Operating Income	447,970	435,017	750,466	667,793

Other Income (Deductions)
Allowance for equity funds used during construction	5,708	7,378	15,639	18,697
Other income	420	441	1,357	2,630
Other expense	(5,696)	(3,052)	(12,433)	(7,921)
Total	432	4,767	4,563	13,406

Interest Expense
Interest charges	52,242	62,034	162,209	183,251
Allowance for borrowed funds used during construction	(3,830)	(6,939)	(10,428)	(14,371)
Total	48,412	55,095	151,781	168,880

Income From Continuing Operations Before Income Taxes	399,990	384,689	603,248	512,319

Income Taxes	147,116	131,416	219,160	176,229

Income From Continuing Operations	252,874	253,273	384,088	336,090

Income (Loss) From Discontinued Operations
Net of Income Taxes	(11)	9,512	(1,595)	10,860

Net Income	252,863	262,785	382,493	346,950

Less: Net income attributable to noncontrolling interests	8,040	7,426	23,582	20,041

Net Income Attributable To Common Shareholders	$244,823	$255,359	$358,911	$326,909

Weighted-Average Common Shares Outstanding - Basic	109,555	109,128	109,449	109,003

Weighted-Average Common Shares Outstanding - Diluted	110,655	109,861	110,420	109,683

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations attributable to common shareholders - basic	$2.23	$2.25	$3.29	$2.90
Net income attributable to common shareholders - basic	$2.23	$2.34	$3.28	$3.00
Income from continuing operations attributable to common shareholders - diluted	$2.21	$2.24	$3.26	$2.88
Net income attributable to common shareholders - diluted	$2.21	$2.32	$3.25	$2.98

Amounts Attributable To Common Shareholders
Income from continuing operations, net of tax	$244,834	$245,838	$360,515	$316,001
Discontinued operations, net of tax	(11)	9,521	(1,604)	10,908
Net income attributable to common shareholders	$244,823	$255,359	$358,911	$326,909